Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-181080), as amended, pertaining to the Phillips 66 Savings Plan,

(2)
Registration Statement (Form S-8 No. 333-188564) pertaining to the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66, the Phillips 66 U.K. Share Incentive Plan, and the Phillips 66 Ireland Share Participation Plan,

(3)	Registration Statement (Form S-3 No. 333-181079) of Phillips 66, and

(4)	Registration Statement (Form S-3 No. 333-207923) of Phillips 66 and Phillips 66 Company;
of our report dated February 15, 2018, with respect to the consolidated financial statements of Chevron Phillips Chemical Company LLC included in this Annual Report (Form 10-K) of Phillips 66 for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Houston, Texas
February 15, 2018